Exhibit 10.1

LEASE

THIS LEASE (the “Lease”) is executed this 19th day of November, 2008, by and between SLP I, LLC, SLP II, LLC, and SLP III, LLC, Delaware limited liability companies (“Landlord”), and Surface Systems, Inc., a Missouri corporation (“Tenant”).

ARTICLE 1 - LEASE OF PREMISES

Section 1.01. Basic Lease Provisions and Definitions.

(a)                                  Leased Premises (shown outlined on Exhibit A attached hereto): 1862-1866 Craig Park Court, St. Louis, Missouri 63146 (“Premises”). 1842-1866 Craig Park Court, St. Louis, Missouri 63146 is the building/property location (“Building”) of which the Premises comprise a portion, such Building and the other improvements thereon located on the land legally described or shown on Exhibit A-l attached hereto and made a part hereof being hereinafter referred to collectively as the “Project”.

(b)                                 Rentable Area of the Premises: approximately 9,669 square feet.

(c)                                  Tenant’s Proportionate Share: (9,669 s.f. -*- 42,210 s.f. (“Rentable Area of the Building”) = 22.91%),

provided that, anything to the contrary contained in this Lease notwithstanding, if Landlord adds to or reduces the Rentable Area of the Building at any time, then Tenant’s Proportionate Share shall be proportionately adjusted, using the same method of calculating Rentable Area as was used to determine the Rentable Area of the Building and Rentable Area of the Leased Premises.

(d)                                 Intentionally Omitted.

(e)	Months	Base Rent Per Square Foot	Base Rent Monthly Installment

	Lease Months 1-5	$-0-	$-0-
	Lease Months 6-29	$10.00 psf	$8,057.50 per month
	Lease Months 30-53	$10.50 psf	$8,460.38 per month
	Lease Months 54-65	$11.00 psf	$8,863.25 per month

Tenant shall be required to pay Landlord all Operating Expenses, HVAC maintenance, additional rent, utilities, and services, if and to the extent provided for pursuant to the Lease throughout the entire Lease Term, including any time in which the Base Rent equals $-0-, except to the extent otherwise herein provided.

(f)            Base Year for Real Estate Taxes and Insurance Premiums: 2009.

(g)           Estimated Initial Monthly Additional Rent: $1.32 per square foot per month (such amount only includes Operating Expenses as such term is defined in Section 3.02(b’) herein).

(h)           Commencement Date: The later of (a) February 1, 2009 and (b) the substantial completion of the Landlord’s Work (as hereinafter defined).

(i)            Lease Term: sixty-five (65) months, (j)

Security Deposit: $-0-.

(k)           Broker(s): Block Hawley Commercial Real Estate Services, Agents Jeff Hawley and Jeff Eisenhart were the Landlord’s Agent (the “Listing Broker”) and were serving solely as Agents for the Landlord in connection with this Lease. CresaPartners, St. Louis, Real Estate Agents Douglas W. Bock and Christopher A. Schmidt were the Tenant’s Agent and were serving solely as Agent for Tenant in connection with this Lease. Landlord and Tenant acknowledge that this disclosure has been previously made to them. Landlord will pay Tenant’s Agent a commission of four percent (4%), being $20,112.72, (“Fee”). The Fee shall be paid upon Lease execution.

(1)           Permitted Use: General office use and engineering, operations service area, including engineering prototype fabrication and testing, and, to the extent hereinafter provided, outdoor RWIS tower, and, subject to Landlord’s consent, such consent not to be unreasonably withheld, delayed or conditioned, any other lawful use.

(m)                               Address for notices and payments are as follows:

Landlord:	CB Richard Ellis
8235 Forsyth Blvd #1000
Clayton, MO 63105

With copy to:	St. Louis Portfolio Management Co, LLC
101 N. Brand Blvd., #940 Glendale,
California 91203

With Rental Payments to:

St. Louis Portfolio Management Company
Lockbox #774266 4266 Solutions Center
Chicago, IL 60677-4002

Tenant:

Prior to Commencement Date:

Surface Systems, Inc. 11612
Lilburn Park Road St. Louis,
MO 63146 Attention: Paula Hayes

After Commencement Date:

Surface Systems, Inc. 1862-
1866 Craig Park Court St.
Louis, MO 63146
Attention: Paula Hayes

With a copy in both cases to:

Quixote Corporation
35 East Wacker Drive, Suite 1100
Chicago, IL 60601
Attention: JoanRiley

(n)	Guarantor:	Quixote Corporation, a Delaware corporation

EXHIBITS

Exhibit A -	Site Plan of Leased Premises
Exhibit A-1 -	Project
Exhibit A-2 -	Right of First Offer Space Per Paragraph 16.16
Exhibit B -	Work Letter
Exhibit C -	Letter of Understanding
Exhibit D -	Rules and Regulations
Exhibit E -	Covenants
Exhibit F -	Guaranty of Lease

Section 1.02. Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises, under the terms and conditions herein, together with a non-exclusive right, in common with others, to use the following (collectively, the “Common Areas”): the areas of the Building and the underlying land and improvements thereto that are designed for use in common by all tenants of the Building and their respective employees, agents, customers, invitees and others.

ARTICLE 2 - TERM AND POSSESSION

Section 2.01(a^) Term. The Commencement Date and Lease Term shall be as set forth in Sections 1.0100 and l.Ol(i) above.

(b) Acceptance. Except to the extent otherwise herein provided, Tenant accepts the Premises in its condition as of the Commencement Date, subject to Section 2.02 hereinbelow, and further subject to all applicable laws, ordinances, and regulations. Except to the extent otherwise herein provided, Tenant acknowledges that Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes. In no event shall Landlord be responsible for any defects in the Premises or for any limitation on its use, other than as expressly provided in this Lease.

(c) Delay in Delivery. If this Lease is executed before the Premises become vacant or otherwise ready for occupancy by Tenant or if any present occupant holds over, and Landlord cannot acquire possession of the Premises before the Commencement Date, then (i) Tenant’s obligation to pay Base Rent and Additional Rent hereunder shall be waived until Landlord tenders possession of the Premises to Tenant as required hereby; (ii) the Lease Term shall be extended by the time between the scheduled Commencement Date and the date on which Landlord tenders possession of the Premises to Tenant as required hereby (which date will then be defined as the Commencement Date); (iii) Landlord shall not be in default hereunder or be liable for .damages therefor; and (iv) Tenant shall accept possession of the Premises when Landlord tenders possession thereof to Tenant in accordance with the terms hereof. Tenant shall execute and deliver to Landlord, within 5 days after Landlord’s written request, a letter in the form of Exhibit C attached hereto and made a part hereof, to the extent true. Notwithstanding any of the foregoing language to the contrary, except if the delay is caused by Tenant, but without extension for force majeure or the provisions of Section 13.03 below, in the event that Landlord fails to deliver possession of the Premises as required hereby on or before May 1, 2009, then Tenant may terminate this Lease, whereupon no further rights or obligations shall exist with respect to either party except for any breach of this Lease that occurred prior to such termination.

(d) Early Possession. Tenant shall have fourteen (14) days immediately prior to the Commencement Date to install fixtures, furniture and equipment in the Premises with no rent (which term as used herein shall include Base Rent and Additional Rent) owed by Tenant. This Lease shall be in full force and effect, including, but not limited to, the insurance and indemnification provisions, during the fourteen (14) day period that Tenant is allowed to do the fixturing work and/or Tenant’s work to the Premises. If Tenant commences business prior to the Commencement Date, then Tenant shall pay Base Rent at the rate of $10.00 per rentable square foot and such other charges as set forth herein from the date Tenant begins doing business prior to the Commencement Date, and said payment shall be due on the Commencement Date.   The end of the Lease Term shall not be affected by such early occupancy. Landlord agrees to reasonably cooperate with Tenant in such installations.

Section 2.02. Construction of Tenant Improvements. Landlord shall construct and install all leasehold improvements to the Leased Premises (collectively, the “Tenant Improvements”) in accordance with Exhibit B attached hereto and made a part hereof. Landlord shall complete the Landlord’s Work on or before the Commencement Date.

Section 2.03. Surrender of the Premises. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, immediately (a) surrender the Leased Premises to Landlord in the same order, condition and repair as when delivered to Tenant or after any work which Tenant is not obligated to remove (subject to Tenant’s right to remove the same) is completed, ordinary wear, loss or damage by fire or other casualty, damage or loss from a taking or sale in lieu thereof, damage not resulting from the act or omission of Tenant, its agents, employees, contractors or invitees or resulting from the act or omission of Landlord or its employees, contractors, agents, invitees or licensees and any other maintenance, repairs and replacements for which Landlord is responsible or Tenant is excused under this Lease excepted, (b) remove from the Leased Premises (i) Tenant’s Property (as defined in Section 8.01 below), (ii) all data and communications wiring and cabling (including above ceiling, below raised floors and behind walls) installed by or for Tenant (other than as part of the Landlord’s Work), and (iii) any alterations required to be removed pursuant to Section 7.03 below, and (c) repair any damage caused by any such removal. All of Tenant’s Property that is not removed within ten (10) days following Landlord’s written demand therefor shall be conclusively deemed to have been abandoned and Landlord shall be entitled to dispose of such property at Tenant’s cost without incurring any liability to Tenant. This Section 2.03 shall survive the expiration or any earlier termination of this Lease.

Section.2.04. Holding Over. If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall be a tenant at sufferance at one hundred and fifty percent (150%) of the monthly Base Rent installments provided for above (the “Monthly Rental Installments”) and one hundred percent (100%) of the Annual Rental Adjustment (as hereinafter defined) for the Leased Premises in effect upon the date of such expiration or earlier termination, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of rent after such expiration or earlier termination shall not result in a renewal of this Lease, nor shall such acceptance create a month-to-month tenancy. In the event a month-to-month tenancy is created by operation of law, either party shall have the right to terminate such month-to-month tenancy upon thirty (30) days’ prior written notice to the other, whether or not said notice is given on the rent paying date. This Section 2.04 shall in no way constitute a consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor limit Landlord’s remedies in such event. The foregoing notwithstanding, in no event shall Tenant be liable to Landlord for any damages for the first fifteen (15) days of such holdover other than the rent specified in the first sentence of this Section 2.04).

ARTICLE 3 - RENT

Section 3.01. Base Rent. Tenant shall pay to Landlord the Base Rent in the Monthly Rental Installments in advance, without demand, deduction or offset, except as otherwise herein provided, on the Commencement Date and on or before the first day of each and every calendar month thereafter during the Lease Term. The Monthly Rental Installments for partial calendar months shall be prorated. Tenant shall be responsible for delivering the Monthly Rental Installments to the payment address set forth in Section 1.01(1”) above in accordance with this Section 3.01.

Section 3.02. Annual Rental Adjustment Definitions.

(a)                                  “Annual Rental Adjustment” shall mean the amount of Tenant’s Proportionate Share of Operating Expenses, Real Estate Taxes and Insurance Premiums for a particular calendar year.

(b)                                 “Operating Expenses” shall mean the amount of all of Landlord’s reasonable costs and expenses paid or incurred in operating, repairing, replacing and maintaining the Building and the Common Areas in good condition and repair for a particular calendar year (including all additional costs and expenses that vary with occupancy (excluding Real Estate Taxes) which Landlord reasonably determines that it would have paid or incurred during such year if the Building had been fully occupied), including by way of illustration and not limitation, the following: insurance deductibles; water, sewer, electrical and other utility charges other than the separately billed electrical and other charges paid by Tenant as provided in this Lease (or other tenants in the Building); painting; stormwater discharge fees; tools and supplies; repair costs; landscape maintenance costs; access patrols; license, permit and inspection fees; management fees; administrative fees; supplies, costs, wages and related employee benefits payable for the management, maintenance and operation of the Building; maintenance, repair and replacement of the driveways, parking areas, curbs and sidewalk areas (including snow and ice removal), landscaped areas, drainage strips, sewer lines, exterior walls, foundation, structural frame, roof, gutters and lighting; and maintenance and repair costs, dues, fees and assessments incurred under any covenants, trust indentures or charged by any owners association. The cost of any Operating Expenses that are capital in nature shall be amortized over the useful life of the improvement (as reasonably determined by Landlord), and only the amortized portion shall be included in Operating Expenses.

The foregoing notwithstanding, Operating Expenses shall exclude the following:

1.                    interest and principal payments on mortgage debt and any costs of financing or refinancing or sale or other change in ownership or control of the Building;

2.                    ground rental payments;

3.                    the costs of painting, decorating, repairs, replacements or alterations to the Leased Premises or the leased premises of other tenants of the Building, or the cost of any work furnished by Landlord without charge as an inducement for a tenant to lease space (i.e., free rent, improvement allowances);

4.                    a property management fee in excess of four percent (4%) of the gross rental proceeds;

5.                    depreciation or amortization costs (except as provided in above);

6.                    expenses, including rent, associated with maintaining a leasing or marketing office;

7.                    salaries and other compensated personnel over the level of regional asset manager;

8.                    the costs associated with utilities, services or amenities not available to all tenants or occupants provided to any tenant or occupant to a materially greater extent or more favorable manner than generally provided to other tenants;

9.         the costs of correcting latent defects and defects in design, construction or equipping of the Building or its systems or equipment including any environmental defects;

10.       the cost of any work performed or service provided for which fees or other compensation received;

11.       legal expenses, auditing expenses, space planner fees or other costs incurred in connection with tenant leases including, without limitation, negotiations with prospective tenants and enforcing provisions of this Lease or other leases in the Building or in connection with disputes and claims with other tenants or occupants of the Building or with other third persons (a) except as specifically otherwise provided in the Lease, and (b) except those costs and other expenditures incurred in connection with negotiations, disputes and claims relating to items of Operating Expenses, enforcement of rules and regulations of the Building and such other matters which relate to the maintenance of standards;

12.              Intentionally Omitted.

13.              real estate brokerage and leasing commissions; or other compensation, other expenses incurred in leasing or in procuring or attempting to procure tenants or occupants, or renewing or amending leases with existing tenants or occupants of the Building;

14.              any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

15.              Landlord’s general overhead not related to management of the Building;

16.              bad debt loss, rent loss or reserves for bad debt or rent loss;

17.              the cost of capital improvements to the Building, except those which are intended to reduce Operating Expenses to the extent during the applicable calendar year Operating Expenses are so reduced as a result thereof, or are incurred to comply with any governmental law, rule, order, statute or regulation in effect after, the date of this Lease or interpreted differently after the date of this Lease or expenditures to the Building including structural repairs and replacements, and casualty damage and condemnation repairs and replacements and lease payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased;

18.              any fines, interest, penalties or other costs assessed against Landlord for Landlord’s violation of any applicable laws, ordinances, rules, regulations or orders or the late payment of taxes, utility bills and other costs incurred as a result of Landlord’s failure to make such payments when due, so long as Tenant has been timely in the payment of its bills to Landlord;

19.              any expense for which Landlord receives payment from insurance proceeds, condemnation awards or from any other source;

20.              Intentionally Omitted;

21.              costs reimbursed by warranties or guarantees or otherwise (other than pursuant to this Article 3 or provisions in other leases requiring the tenants thereunder to pay a share of expenses associated with the Building); and

22.              Operating Expense reserves;

23.              payments to affiliates of the Landlord for goods and/or services in excess of what would be paid to unrelated third parties for such goods and/or services in an arm’s length transaction;

24.              expenses for sculptures, paintings or other artwork located within the Building (except that there shall not be excluded the costs of maintaining such objects in the public areas of the Building nor shall there be excluded the costs of repairing and insuring such objects);

25.              all expenses in connection with the installation, operation and maintenance of athletic or recreation club, cafeteria, dining facility, restaurant or other facility not strictly related to the operation of the office section of the Building;

26.              Intentionally Omitted; and

27.              to the extent not excluded from Operating Expenses by any of the foregoing, anything that would be excluded by generally accepted accounting and management principles or customarily excluded from such calculations by similar quality buildings located within the St. Louis office market.

(c)                                  “Tenant’s Proportionate Share of Operating Expenses, Real Estate Taxes and Insurance Premiums” shall mean an amount equal to (i) the product of Tenant’s Proportionate Share times the Operating Expenses, plus (ii) the product of Tenant’s Proportionate Share times any increase in Real Estate Taxes and Insurance Premiums over the Base Year of 2009.

(d)                                 “Real Estate Taxes” shall mean any form of real estate tax or assessment or service payments in lieu thereof, and any license fee, commercial rental tax, improvement bond or other similar charge or tax (other than inheritance, franchise, capital stock, income, profits, succession, or gift or estate taxes) imposed upon the Building or Common Areas, or against Landlord’s business of leasing the Building, by any authority having the power to so charge or tax, to the extent that such items other than real estate taxes and assessments would be payable if the Building were the only property of Landlord subject thereto and the income received by Landlord from the Building were the only income of Landlord (provided that Tenant’s Proportionate Share thereof shall be based on its rent compared to the rent received from all tenants of the Building if such tax is calculated in that manner) together with costs and expenses of contesting the validity or amount of the Real Estate Taxes, which Landlord shall do if reasonably prudent.

Notwithstanding the year for which any such Real Estate Taxes are levied, in the case of Real Estate Taxes which may be paid in installments, the minimum installment, plus any interest payable thereon, so payable during a calendar year shall be included in Real Estate Taxes for that year Except as otherwise provided herein, all references to Taxes “for” a calendar particular year shall be deemed to refer to taxes payable for such year without regard to(1) when such taxes are levied, assessed or imposed.

If there shall be any refund of any Operating Expenses at any time during or after the Lease Term for any Operating Expenses incurred during the Lease Term, Tenant shall be entitled to it pro rata share of the refund, after Landlord deducts from the refund Landlord’s reasonable pro rata costs and expenses in obtaining the same, and Landlord shall promptly pay Tenant the same.

(e)                                  “Insurance Premiums” shall mean insurance premiums for insurance coverage on the Building or Common Areas and shall include all fire and extended coverage insurance on the Building and all liability insurance coverage on the Common Areas of the Building, and the grounds, sidewalks, driveways and parking areas related thereto, together with such other insurance coverages, including, but not limited to, rent interruption insurance, as are from time to time obtained by Landlord.

Section 3.03. Payment of Additional Rent.

(a)                                  Any amount required to be paid by Tenant hereunder (in addition to Base Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered “Additional Rent” payable in the same manner and upon the same terms and conditions as the Base Rent reserved hereunder, except as set forth herein to the contrary. Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due, and the continuance of such failure for any applicable grace or cure period, shall entitle Landlord to the remedies available to it for non payment of Base Rent.

(b)                                 In addition to the Base Rent specified in this Lease, commencing as of the Commencement Date, Tenant shall pay to Landlord as Additional Rent for the Leased Premises, in each calendar year or partial calendar year during the Lease Term, an amount equal to the Annual Rental Adjustment for such calendar year. Landlord shall reasonably estimate the Annual Rental Adjustment annually, and written notice thereof in reasonable detail shall be given to Tenant prior to the beginning of each calendar year. Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Annual Rental Adjustment. Tenant shall be responsible for delivering the Additional Rent to the payment address set forth in Section 1.01(1”) above in accordance with this Section 3.03. If Operating Expenses increase or decrease during a calendar year, Landlord may increase or decrease the estimated Annual Rental Adjustment during such year by giving Tenant written notice to that effect in reasonable detail, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, the first of which is at least fifteen (15) days after such notice, an amount equal to the amount of such increase or decrease in the estimated Annual Rental Adjustment divided by the number of months remaining in such year. Within a reasonable time (but no later than the next June 1) after the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement showing the actual Annual Rental Adjustment for that year in reasonable detail. Within thirty (30) days after receipt of the aforementioned statement, Tenant shall pay to Landlord, or Landlord shall credit against the next rent payment or payments due from Tenant or pay such amount to Tenant if this Lease has expired and the full amount thereof has not been so fully credited, as the case may be, the difference between the actual Annual Rental Adjustment for the preceding calendar year and the estimated amount paid by Tenant during such year. This Section 3.03 shall survive the expiration or any earlier termination of this Lease.

Tenant and its designees shall have the right to inspect, at reasonable times and in a reasonable manner, during the ninety (90) day period following the delivery of Landlord’s statement of the actual amount of the Annual Rental Adjustment, such of Landlord’s books of account and records as pertain to and contain information concerning sucfy costs and expenses in order to verify the amounts thereof, which books and records Landlord agrees to keep or cause to be kept in accordance with sound accounting and management practices for a reasonable period of time. Tenant’s failure to exercise its rights hereunder within said ninety (90) day period shall be deemed a waiver of its right to inspect or contest the method,’ accuracy or amount of the Annual Rental Adjustment. In the event of any undisputed error, Landlord shall make a correcting payment in full to Tenant within thirty (30) days after the determination of the amount of such error. In the event of any errors on the part of Landlord which Landlord agrees (or it is determined as provided below in this Section 3.03) were errors in excess of five percent (5%) of Tenant’s actual operating expense liability for any calendar year, Landlord will also reimburse Tenant for costs (in an amount not to exceed $1,000.00) of an audit reasonably incurred by Tenant within the above thirty (30) day period. If within the period aforesaid, Tenant provides Landlord with its notice disputing the correctness of the statement, and if such dispute shall have not been settled by agreement, Landlord shall submit the dispute to a reputable firm of independent certified public accountants selected by Landlord and approved by Tenant, such approval shall not be unreasonably withheld or delayed, and the decision of such accountants shall be conclusive and binding upon the parties. If such accountant decides that there was an error, the owing party will promptly make correcting payment. The fees and expenses involved in such decision shall be borne by the unsuccessful party.

With respect to any calendar year which does not fall entirely within the Lease Term, Tenant shall be obligated to pay as an Annual Rental Adjustment for such year only a pro rata share of Annual Rental Adjustment as hereinabove determined, based upon the number of days of the Lease Term falling within such year. Any payment made pursuant to this Section 3.03 shall be made without prejudice to any right of the Tenant to dispute any items as billed pursuant to the provisions hereof.

Section 3.04. Late Charges. Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to pay timely any payment required hereunder. Therefore, in addition to the other remedies available to Landlord or Tenant hereunder, if any payment required to be paid by Tenant to Landlord or Tenant hereunder (other than accelerated rent that may be due after a Default by Tenant hereunder) shall become overdue after any applicable grace or cure period, such unpaid amount shall bear interest from the due date thereof to the date of payment at the prime rate of interest, as reported in the Wall Street Journal (the “Prime Rate”) plus six percent (6%) per annum.

ARTICLE 4 - SECURITY DEPOSIT

Upon execution and delivery of this Lease by Tenant, Tenant shall deposit the Security Deposit with Landlord as security for the performance by Tenant of all of Tenant’s obligations contained in this Lease. In the event of a default by Tenant, Landlord may apply all or any part of the Security Deposit to cure all or any part of such default; provided, however, that any such application by Landlord shall not be or be deemed to be an election of remedies by Landlord or considered or deemed to be liquidated damages. Tenant agrees promptly, upon demand, to deposit such additional sum with Landlord as may be required to maintain the full amount of the Security Deposit. All sums held by Landlord pursuant to this Article 4 shall be without interest and may be commingled by Landlord. At the end of the Lease Term, provided that there is then no uncured default or any repairs required to be made by Tenant pursuant to Section 2.03 above or Section 7.03 below, Landlord shall return the Security Deposit to Tenant.

ARTICLE 5 - OCCUPANCY AND USE

Section 5.01. Use. Tenant shall use the Leased Premises for the Permitted Use and for no other purpose without the prior written consent of Landlord.

Section 5.02. Covenants of Tenant Regarding Use.

(a)                             Tenant shall (i) use and, as herein required, maintain the Leased Premises and conduct its business thereon in a safe, careful, reputable and lawful manner, (ii) cause its use to comply with all current covenants that encumber the Building (all of which Landlord hereby represents and warrants to Tenant are referenced on Exhibit E attached hereto and made a part hereof) and any reasonable modifications thereto or new covenants that do not unreasonably interfere with Tenant’s use and enjoyment of the Leased Premises and the Common Areas, and all laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force, including, without limitation, those which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Leased Premises, and (iii) comply with and obey all reasonable directions, rules and regulations of Landlord, including the Building Rules and Regulations attached hereto as Exhibit P and made a part hereof, as may be reasonably modified from time to time by Landlord on reasonable notice to Tenant.

(b)                            Tenant shall not do or permit anything to be done in or about the Leased Premises that will in any way cause a nuisance, obstruct or interfere with the rights of other tenants or occupants of the Building of which Tenant is aware and which are not contrary to the rights granted Tenant under this Lease or injure or annoy them. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any of Landlord’s directions, rules and regulations, but agrees that any enforcement thereof shall be done uniformly and agrees to take reasonable measures to assure such other tenant’s and occupants compliance. Tenant shall not overload the floors of the Leased Premises. All damage to the floor structure or foundation of the Building due to improper positioning or storage of items or materials by Tenant shall be repaired by Landlord at the sole expense of Tenant, who shall reimburse Landlord within five (5) business days after notice from Landlord with reasonable evidence thereof therefore upon demand. Tenant shall not use the Leased Premises, nor allow the Leased Premises to be used, for any purpose or in any manner that would (i) invalidate any commercially reasonable policy of insurance now or hereafter carried by Landlord on the Building, or (ii) increase the rate of premiums payable on any such insurance policy unless Tenant reimburses Landlord for any increase in premium charged.

Section 5.03. Landlord’s Rights Regarding Use. Without limiting any of Landlord’s rights specified elsewhere in this Lease, so long as the same does not materially adversely affect Tenant’s access to or use of the Leased Premises and the Common Areas (a) Landlord shall have the right at any time, without notice to Tenant, to control, change or otherwise alter the Common Areas in such manner as it reasonably deems necessary or proper, and (b) Landlord, its agents, employees and contractors and any mortgagee of the Building shall have the right to enter any part of the Leased Premises at reasonable times upon reasonable notice (except in the event of an emergency not allowing for any advance notice where no notice shall be required) accompanied by an employee or representative of Tenant, if available, for the purposes of examining or inspecting the same (including, without limitation, testing to confirm Tenant’s compliance with this Lease), showing the same to prospective purchasers, mortgagees or, during the last twelve (12) months of Lease Term only, tenants, and making such repairs, alterations or improvements to the Leased Premises or the Building as Landlord may reasonably deem necessary or desirable, provided, however, that any repairs made by Landlord shall be at Landlord’s expense except as provided in Section 7.02 hereof. So long as the same does not materially affect Tenant’s access to or use of the Leased Premises or Common Areas, Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor.

ARTICLE 6 - UTILITIES

Tenant shall obtain in its own name and pay directly to the appropriate supplier the cost of all utilities and services serving the Leased Premises. However, if any services or utilities are jointly metered with other property, Landlord shall make a reasonable determination of Tenant’s proportionate share of the cost of such utilities and services (at rates that would have been payable if such utilities and services had been directly billed by the utilities or services providers) and Tenant shall pay such share to Landlord within fifteen (15) days after receipt of Landlord’s written statement. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or other Building service and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder, provided that, (a) if any such utilities or services are interrupted, discontinued or diminished as a result of the negligence or intentional misconduct of Landlord or its agents, employees, contractors or invitees such that the Leased Premises are untenantable (meaning that Tenant’s business in the Leased Premises for the Permitted Use has been adversely affected thereby) for more than five (5) consecutive business days, then Tenant shall notify Landlord in writing that Tenant intends to abate rent, and (b) if such utilities or services have not been restored within five (5) days of Landlord’s receipt of Tenant’s notice, without extension for force majeure and without regard to Section 13.03 below, then Base Rent and Additional Rent shall abate proportionately on a per diem basis for each day during which the Leased Premises was so untenantable and, if such interruption, diminution, delay or discontinuance of such utilities or services is material and continues beyond thirty (30) days, without extension for force majeure and without regard to the provisions of Section 13.03 below, Tenant shall be entitled to terminate this Lease at any time thereafter upon notice to Landlord. Landlord agrees to cooperate reasonably with Tenant to restore any such interrupted, diminished or discontinued service as soon as reasonably practicable. Tenant shall obtain in its own name and pay directly to the appropriate supplier the cost of all janitorial/cleaning services for the Leased Premises.

ARTICLE 7 - REPAIRS. MAINTENANCE AND ALTERATIONS

Section 7.01. Repair and Maintenance of Building. Landlord shall maintain and make all reasonably necessary repairs and replacements to the roof, exterior and load-bearing walls,, exterior doors, windows, corridors, all structural elements of the Building, including floor and ceiling slabs, columns, joists, girders, floor (but not floor coverings), footings, foundation, common Building mechanical, plumbing, electrical, telecommunication, fire protection and HVAC systems, and other Common Areas and all other areas of the Project to the extent such other areas service or are of benefit to the Leased Premises or are visible from the Common Areas or the Leased Premises, and Landlord shall keep the Project in a safe, clean and neat condition and use reasonable efforts to keep all equipment used in common with other tenants in good condition and repair. The cost of such repairs, replacements and maintenance shall be included in Operating Expenses to the extent provided in Section 3.02; provided however, to the extent any such repairs, replacements or maintenance are required because.of the negligence, misuse or Default of Tenant, its employees, agents, contractors, customers or invitees, Landlord shall make such repairs at Tenant’s sole reasonable expense.

Section 7.02. Repair and Maintenance of Leased Premises. Subject to the requirements of Section 7.01, Tenant shall, at its own cost and expense, maintain the interior of Leased Premises in as good condition, as received, plus any subsequent alterations made by or for the benefit of Tenant, including the Landlord’s Work (subject to Tenant’s right to remove the same as herein provided), ordinary wear and tear and, casualty damage and other damage not caused by Tenant or its employees, agents, contractors or invitees, damage or loss from a taking or sale in lieu thereof, and damage resulting from the act or omission of Landlord or its employees, agents or contractors and any other maintenance, repairs and replacements for which Landlord is responsible or Tenant is excused under this Lease excepted, regularly servicing and promptly making all repairs and replacements required of it thereto, including but not limited to the electrical systems, heating and air conditioning systems, plate glass, floors, windows and doors, and plumbing systems. Tenant shall obtain a preventive maintenance contract on the heating, ventilating and air-conditioning systems (“HVAC”) and provide Landlord with a copy thereof. The preventive maintenance contract shall meet or exceed Landlord’s standard maintenance criteria, and shall provide for the inspection and maintenance of the heating, ventilating and air conditioning system on at least a semi-annual basis.

Section 7.03. Alterations. Tenant shall not permit alterations in or to the Leased Premises unless and until Landlord has approved the plans therefor in writing. As a condition of such approval, Landlord may require Tenant to remove the alterations and restore the Leased Premises upon termination of this Lease; otherwise, all such alterations shall become a part of the realty and the property of Landlord, and shall not be removed by Tenant, unless Tenant, at its option, removes the same prior to the end of the Lease Term and repairs any damage caused by such removal, and provided that Tenant shall not be required to remove any of the Landlord’s Work. Notwithstanding the foregoing, Landlord’s consent shall not be required for alterations to painting and carpeting or other non-structural alterations, so long as the alterations do not affect the Building systems, Tenant uses contractors reasonably approved by Landlord, Tenant provides Landlord with “as built” or working drawings for any material modifications and Tenant notifies Landlord prior to making such alterations. Tenant shall ensure that all alterations shall be made in accordance with all applicable laws, regulations and building codes, in a good and workmanlike manner and of quality equal to or better than the original construction of the Leased Premises. No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute Landlord’s consent to the creation of any lien. If any lien is filed against the Leased Premises for work claimed to have been done for or material claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record or provide reasonable security to Landlord for and contest the same by appropriate proceedings within thirty (30) days after notice from Landlord to Tenant of the same. Tenant shall indemnify Landlord from all costs, losses, expenses and attorneys’ fees in connection with any damage or injury arising from any construction or alteration by Tenant and any related lien caused or suffered by Tenant, subject to the immediately preceding sentence.

ARTICLE 8 - INDEMNITY AND INSURANCE

Section 8.01. Release. All of Tenant’s trade fixtures, merchandise, inventory and all other personal property in or about the Leased Premises, the Building or the Common Areas, which is deemed to include the trade fixtures, merchandise, inventory and personal property of others located in or about the Leased Premises or Common Areas at the invitation, direction or acquiescence (express or implied) of Tenant (all of which property shall be referred to herein, collectively, as “Tenant’s Property”), shall be and remain at Tenant’s sole risk. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord from (a) any and all liability for theft or damage to Tenant’s Property, and (b) any and all liability for any injury to Tenant or its employees, agents, contractors, guests and invitees in or about the Leased Premises, the Building or the Common Areas, except to the extent of personal injury (but not property loss or damage) caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.01 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.01. the provisions of Section 8.06 shall prevail. This Section8.01 shall survive the expiration or earlier termination of this Lease.

Section 8.02. Indemnification by Tenant. Subject to the other terms of this Lease, Tenant shall protect, defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord, its agents, employees and contractors from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent (a) arising out of or relating to any act, omission, negligence, or willful misconduct of Tenant or Tenant’s agents, employees, contractors, customers or invitees in or about the Leased Premises, the Building or the Common Areas, or (b) arising out of or relating to any of Tenant’s Property, or (c) arising out of any other act or occurrence within the Leased Premises, in all such cases except to the extent of personal injury (but not property loss or damage) caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.02 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.02. the provisions of Section 8.06 shall prevail. This Section 8.02 shall survive the expiration or earlier termination of this Lease.

Section 8.03. Indemnification by Landlord. Subject to the other terms of this Lease, Landlord shall protect, defend (with counsel reasonably acceptable to Tenant), indemnify and hold harmless Tenant, its agents, employees and contractors from and against any and all claims, damages, demands, penalties, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent arising out of or relating to any act, omission, negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors. Nothing contained in this Section 8.03 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.03. the provisions of Section 8.06 shall prevail. This Section 8.03 shall survive the expiration or earlier termination of this Lease.

Section 8.04. Tenant’s Insurance.

(a)           During the Lease Term (and any period of early entry or occupancy or holding over by Tenant, if applicable), Tenant shall maintain the following types of insurance, in the amounts specified below:

(i)                                     Liability Insurance. Commercial General Liability Insurance (which insurance shall not exclude blanket contractual liability, broad form property damage, personal injury, or fire damage coverage) covering the Leased Premises and Tenant’s use thereof against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $3,000,000, for each policy year, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(ii)                                  Property Insurance. Special Form Insurance in the amount of the full replacement cost of Tenant’s Property and betterments (including alterations or additions performed by Tenant pursuant hereto, including those improvements, if any, made pursuant to Section 2.02 above), which insurance shall include an agreed amount endorsement waiving coinsurance limitations, subject to commercially reasonable deductibles, which as of the execution of the Lease shall be $25,000. Absent any such insurance that Tenant was suppose to carry pursuant to this Lease, Tenant shall be deemed to be self-insured for any such insurance it does not so carry.

(iii)                               Worker’s Compensation Insurance. Worker’s Compensation insurance in amounts required by applicable law.

(b)           All insurance required by Tenant hereunder shall (i) be issued by one or more insurance companies reasonably acceptable to Landlord, licensed to do business in the State in which the Leased Premises is located and having an AM Best’s rating of AIX or better or otherwise reasonably acceptable to Landlord, and (ii) provide that said insurance shall not be materially changed, canceled or permitted to lapse on less than thirty (30) days’ prior written notice to Landlord (or ten (10) days’ prior written notice to Landlord in the case of nonpayment of premiums). In addition, Tenant’s insurance shall name Landlord, Landlord’s managing agent, and any mortgagee requested by Landlord a reasonable period in advance, as additional insureds under its commercial general liability policies. On or before the Commencement Date (or the date of any earlier entry or occupancy by Tenant), and thereafter, within ten (10) days after the expiration of each such policy (provided that there is no interruption in coverage), Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 25 or ACORD 25-S (or other evidence of insurance reasonably acceptable to Landlord), evidencing all required coverages, together with a copy of the endorsements to Tenant’s commercial general liability policy (or other evidence reasonably satisfactory to Landlord) evidencing primary and non-contributory coverage afforded to the appropriate additional insureds. Within ten (10) days after Tenant’s receipt of a request from Landlord, Tenant shall provide Landlord with copies of all insurance policies, including all endorsements, evidencing the coverages required hereunder. If Tenant fails to carry such insurance and furnish Landlord with such certificates of insurance or copies of insurance policies (if applicable), Landlord may obtain such insurance on Tenant’s behalf and Tenant shall reimburse Landlord upon demand for the reasonable cost thereof as Additional Rent, Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of similar buildings in the area to require similar sized tenants in similar industries to carry insurance of such higher minimum amounts or of such different types.

Section 8.05. Landlord’s Insurance. During the Lease Term, Landlord shall maintain the following types of insurance, in the amounts specified below (the cost of which shall be included in Operating Expenses):

(a)           Liability Insurance. Commercial General Liability Insurance (which insurance shall not exclude blanket, contractual liability, broad form property damage, personal injury, or fire damage coverage) covering the Common Areas against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $3,000,000, for each policy year, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(b)           Property Insurance. Special Form Insurance in the amount of the full replacement cost of the Building, including, without limitation, any improvements, if any, made pursuant to Section 2.02 above, but excluding Tenant’s Property and any other items required to be insured by Tenant pursuant to Section 8.04 above.

Section 8.06. Waiver of Subrogation. Notwithstanding anything contained in this Lease to the contrary, Landlord and Tenant hereby waive any rights each may have against the other on account of any loss of or damage to their respective property, the Leased Premises, its contents, or other portions of the Building or Common Areas arising from any risk which is required to be insured against by Sections 8.04fa¥iD and 8.05Cb) above. The special form coverage insurance policies maintained by Landlord and Tenant as provided in this Lease shall include an endorsement containing an express waiver of any rights of subrogation by the insurance company against Landlord and Tenant, as applicable.

ARTICLE 9 - CASUALTY

In the event of total or partial destruction of the Building or the Leased Premises by fire or other casualty, Landlord agrees promptly to restore and repair same; provided, however, Landlord’s obligation hereunder with respect to the Leased Premises shall be limited to the reconstruction of such of the leasehold improvements as were originally required to be made by Landlord pursuant to Section 2.02 above, if any, and the Leased Premises as otherwise existed prior thereto. Rent shall proportionately abate during the time that the conduct of Tenant’s business in the Leased Premises for the Permitted Use is not reasonably possible and a reasonable period of time (which in no event shall exceed 14 days) thereafter to allow Tenant to restore, replace and move in its alterations, additions, improvements, fixtures, trade fixtures, equipment, furniture and personal property and prepare for reopening. Notwithstanding the foregoing, if the Leased Premises are (a) so destroyed that they cannot reasonably be repaired or rebuilt within one hundred eighty (180) days from the casualty date; (b) destroyed by a casualty that is not covered by the insurance required hereunder or, if covered, such insurance proceeds are not released by any mortgagee entitled thereto, after Landlord makes reasonable efforts, to obtain such release, or are insufficient (and for such purpose the amount of any deductibles shall be considered to be released insurance proceeds) to rebuild the Building and the Leased Premises, or (c) if such damage is substantial and occurs during the last twelve (12) of the Lease Term; then, in case of a clause (a) casualty, either Landlord or Tenant may, in the case of a clause (b) casualty, then Landlord may, or, in the case of a clause (c) casualty, then Tenant may, upon forty five (45) days’ written notice to the other party, terminate this Lease with respect to matters thereafter accruing, such notice to be given no later than thirty (30) days after such casualty. Tenant waives any right under applicable laws inconsistent with the terms of this paragraph. If neither party terminates this Lease pursuant to this Article 9 and the Leased Premises are not rebuilt within 180 days subject to force majeure not to exceed sixty (60) days, anything to the contrary contained in Section 16.03 notwithstanding, and Tenant caused delays then, Tenant has the right to terminate this Lease upon written notice to Landlord, delivered to Landlord within ten (10) days after the expiration of such 180 day period (as the same may be so extended). Landlord shall give Tenant reasonable advance notice of the completion of any repairs and restoration required of it under this Article 9 and Article 10 below.

ARTICLE 10 - EMINENT DOMAIN

If all or any substantial part of the Building or Common Areas shall be acquired by the exercise of eminent domain, or sale in lieu thereof, Landlord may terminate this Lease by giving written notice to Tenant at least forty five (45) days before the date possession thereof is so taken. If all or any part of the Leased Premises or Project shall be acquired by the exercise of eminent domain, or sale in lieu thereof, so that the Leased Premises and Common Areas shall become impractical for Tenant to use for the Permitted Use, Tenant may terminate this Lease by giving written notice to Landlord no later than and as of the date possession thereof is so taken. All damages awarded shall belong to Landlord; provided, however, that Tenant may claim dislocation damages, Tenant trade fixtures and property, if such amounts are not subtracted from Landlord’s award.  If the Lease is not so terminated, Landlord shall restore that portion of the Leased Premises and the Project that remains to a whole economic unit with reasonable promptness and all due diligence. Rent shall abate on an equitable basis for the period such restoration makes the Leased Premises or a portion thereof untenantable for Tenant’s business at the Leased Premises for the Permitted Use, and a reasonable period of time (not to exceed 14 days) thereafter to allow Tenant to restore, replace and move in its alterations, additions, improvements, fixtures, trade fixtures, equipment, furniture and personal property and prepare for reopening.

ARTICLE 11 - ASSIGNMENT AND SUBLEASE

Section 11.01. Assignment and Sublease.

(a)                                  Tenant shall not assign this Lease or sublet the Leased Premises in whole or in part without Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or denied and, in any event, such consent shall be given or reasonably denied within no later than fifteen

(15) days after Tenant’s request for such consent (stating in reasonable detail the reason or reasons that Landlord is denying its consent to such assignment or sublease). In the event of any permitted assignment or subletting, Tenant shall remain primarily liable hereunder. The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Leased Premises. Any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord’s consent to any subsequent assignment or sublease.

(b)                             By way of example and not limitation, Landlord shall be deemed to have reasonably withheld consent to a proposed assignment or sublease if in Landlord’s reasonable opinion (i) the Leased Premises are or may be in any way materially adversely affected; (ii) the business reputation of the proposed assignee or subtenant is unacceptable; or (iii) the financial worth of the proposed assignee or subtenant is insufficient to meet the obligations hereunder, or (iv) the prospective assignee or subtenant is a current tenant in the Building and is interested in leasing any other space in the Project available on the market or is a bona-fide third-party prospective tenant who is then in negotiations with Landlord. Landlord further expressly reserves the right to refuse to give its consent to any subletting if the proposed rent is publicly advertised to be less than the then current rent for similar premises in the Building available on the market. If Landlord refuses to give its consent to any proposed assignment or subletting, Landlord may, at its option, within fifteen (15) days after receiving a request to consent, terminate this Lease as to such proposed subleased or assigned space by giving Tenant thirty (30) days’ prior written notice of such termination, whereupon each party shall be released from all further obligations and liability hereunder with respect to such space, except those which expressly survive the termination of this Lease. The foregoing notwithstanding, Tenant may withdraw its notice of its intention to assign or sublet within ten (10) days after the giving by Landlord of its notice to terminate the Lease or a portion thereof, in which case Landlord’s exercise of its option to terminate the Lease or a portion thereof shall be null and void and of no force or effect, as if Tenant had never given its notice of its intention to assign or sublet. If Landlord exercises its option to terminate the Lease with respect to a portion of the Leased Premises, Landlord shall pay the cost of erecting any demising walls and otherwise separating the remaining Premises from that portion of the Leased Premises for which the Lease has been so cancelled.

(c)                              If Tenant shall make any assignment or sublease for which Landlord’s consent is required, for a rental in excess of the rent payable under this Lease, Tenant shall pay to Landlord fifty percent (50%) of any such excess rental within ten (10) days after receipt net of all costs incurred by Tenant with respect to such assignment or sublease, including, without limitation, brokerage and attorneys’ fees and costs and any buildout expenses. Tenant agrees to pay Landlord $1,000.00 within ten (10) days after demand by Landlord for reasonable accounting and attorneys’ fees incurred in conjunction with the processing and documentation of any requested assignment, subletting or any other hypothecation of this Lease or Tenant’s interest in and to the Leased Premises for which Landlord’s consent is required as consideration for Landlord’s consent.

(d)                             If requested and commercially reasonable, Landlord shall enter into a reasonable non- disturbance and attomment agreement with any approved or permitted sublessee. To the extent requested by Tenant in written notice to Landlord, Landlord shall provide any assignee of this Lease or any such sublessee with written notice of any default by Tenant under this Lease, and the opportunity to cure such default in a timely manner, in the manner provided in Section 13.01 below, and Landlord shall, accept performance by any such assignees or subtenants as if such performance were rendered by Tenant. To the extent requested by Tenant in written notice to Landlord, Landlord shall provide Tenant with written notice of any default by any assignee or sublessee, and the opportunity to cure such default in a timely manner, in the manner provided in Section 13.01 below, and Landlord shall accept performance by Tenant. Tenant, upon curing such default, shall be entitled, at its option, at any time thereafter to regain possession of the Leased Premises.

Section 11.02. Permitted Transfer. Notwithstanding anything to the contrary contained in Section 11.01 above, Tenant shall have the right, without Landlord’s consent and without Landlord having the right to terminate the Lease as to the proposed subleased or assigned space as provided in Section 11.01 above, but upon ten (10) days’ prior notice to Landlord, to (a) sublet all or part of the Leased Premises to any related corporation or other entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; (b) assign all or any part of this Lease” to any related corporation or other entity which controls Tenant, is controlled by Tenant, or is under common control with Tenant, or to a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant’s assets or property; or (c) effectuate any public offering of Tenant’s stock on the New York Stock Exchange or in the NASDAQ over the counter market, provided that in the event of a transfer to a successor pursuant to clause (b), the tangible net worth of the successor after any such transaction is not less than the tangible net worth of Tenant as of the date of such transfer and provided further that such successor entity assumes all of the obligations and liabilities of Tenant (any such entity described in this clause (c) or (a) or (b) above hereinafter referred to as a “Permitted Transferee”), For the purpose of this Article...11 (i) “control” shall mean ownership of not less than fifty percent (50%) of all voting stock or legal and equitable interest in such corporation or entity, and (ii) “tangible net worth” shall mean the excess of the value of tangible assets (i.e. assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities. Any such transfer shall not relieve Tenant of its obligations under this Lease. Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute a Default hereunder. Any change in control of Tenant resulting from a merger, consolidation, or a transfer of partnership or membership interests, a stock transfer, or any sale of substantially all of the assets of Tenant that do not meet the requirements of this Section 11.02 shall be deemed an assignment or transfer that requires Landlord’s prior written consent pursuant to Section 11.01 above.

ARTICLE 12 - TRANSFERS BY LANDLORD

Section 12.01. Sale of the Building. Landlord shall have the right to sell the Building at any time during the Lease.Term, subject only to the rights of Tenant hereunder; and such sale shall operate to release Landlord from liability hereunder after the date of such conveyance so long as such successor to Landlord agrees to assume all obligations of Landlord under this Lease accruing from that point forward. Any funds in the hands of such Landlord or the then seller, grantor or assignor at the time of such transfer in which Tenant has an interest, including any Additional Rent or Security Deposit, shall be turned over to the grantee, and any amount then due and payable to Tenant by Landlord or the then seller, grantor or assignor under any provisions of this Lease, shall be paid to Tenant.

Section 12.02. Estoppel Certificate. Within ten (10) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost to Landlord, an estoppel certificate in such form as Landlord may reasonably request certifying (a) that this Lease is in full force and effect, if true, and unmodified or stating the nature of any modification, (b) the date to which rent has been paid, (c) that there are not, to Tenant’s knowledge, any uncured defaults or specifying such defaults if any are claimed, and (d) any other matters or state of facts reasonably required respecting the Lease. Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of the Building.

Section 12.03. Subordination. Landlord shall have the right to subordinate this Lease to any mortgage, deed to secure debt, deed of trust or other instrument in the nature thereof, and any amendments or modifications thereto (collectively, a “Mortgage”) presently existing or hereafter encumbering the Building by so declaring in such Mortgage. Within ten (10) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any instrument that Landlord deems reasonably necessary or desirable to confirm the subordination of this Lease. Notwithstanding the foregoing, if the holder of the Mortgage shall take title to the Leased Premises through foreclosure or deed in lieu of foreclosure, Tenant shall be allowed to continue in possession of the Leased Premises as provided for in this Lease so long as Tenant is not in Default.

ARTICLE 13 - DEFAULT AND REMEDY

Section 13.01. Default. The occurrence of any of the following shall be a “Default”:

(a)                              Tenant fails to pay any Monthly Rental Installments or Additional Rent within five (5) days after written notice thereof from Landlord that the same is due.

(b)                             Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently completes the required action within a reasonable time.

(c)                              Intentionally omitted.

(d)                             Tenant shall assign or sublet all or a portion of the Leased Premises in contravention of the provisions of Article 11 of this Lease.

(e)                              All or substantially all of Tenant’s assets in the Leased Premises or Tenant’s interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty (60) days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Tenants corporate charter if Tenant is a corporation.

In addition to the defaults described above, the parties agree that if Tenant receives written notice of a violation of the performance of any (but not necessarily the same) term or condition of this Lease three (3) or more times during any twelve (12) month period, regardless of whether such violations are ultimately cured, then such conduct shall, at Landlord’s option, represent a separate Default.

Section 13.02. Remedies. Upon the occurrence of any Default, Landlord shall have the following rights and remedies, in addition to those stated elsewhere in this Lease and those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant:

(a)                              Landlord may re-enter the Leased Premises and cure any Default of Tenant, and Tenant shall reimburse Landlord as Additional Rent for any costs and expenses which Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s action.

(b)                             Without terminating this Lease, Landlord may terminate Tenant’s right to possession of the Leased Premises, and thereafter, neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises, and Tenant shall immediately surrender the Leased Premises to Landlord, and Landlord may re-enter the Leased Premises and dispossess Tenant and any other occupants of the Leased Premises by any lawful means and may remove their effects, without prejudice to any other remedy that Landlord may have. Upon termination of possession, Landlord may (i) re-let all or any part thereof for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be immediately obligated to pay to Landlord an amount equal to the present value (discounted at the Prime Rate) of the difference between the rent provided for herein for the balance of the Lease Term and that provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Lease Term (the “Accelerated Rent Difference”), or (ii) from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent and Additional Rent accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Lease Term, less the amount realized from any reletting of the Premises or any part thereof after the payment of all Default Damages and Prior Obligations (as defined herein). Upon termination of possession, Tenant shall be obligated to pay to Landlord (A) the Accelerated Rent Difference or the amounts under clause (ii) above, (B) all loss or damage that Landlord may sustain by reason of Tenant’s Default (“Default Damages”), which shall include, without limitation, expenses of preparing the Leased Premises for re- letting, including demolition, repairs, tenant finish improvements, brokers’ commissions and attorneys’ fees, and (C) all unpaid Base Rent and Additional Rent that accrued prior to the date of termination of possession, plus any interest and late fees due hereunder (the “Prior Obligations”).

(c)                              Landlord may terminate this Lease and declare the present value (discounted at the Prime Rate) of all rent which would have been due under this Lease for the balance of the Lease Term over the then present value (discounted at the Prime Rate) of the then aggregate fair rental value of the Leased Premises for the balance of the Lease Term to be immediately due and payable as liquidated damages (the “Accelerated Rent”), whereupon Tenant shall be obligated to pay to Landlord (i) the Accelerated Rent, (ii) all of Landlord’s Default Damages, and (iii) all Prior Obligations. It is expressly agreed and understood that all of Tenant’s liabilities and obligations set forth in this subsection (c) shall survive termination.

(d)                             Landlord and Tenant acknowledge and agree that the payment of the Accelerated Rent Difference or the Accelerated Rent as set above shall not be deemed a penalty, but merely shall constitute payment of liquidated damages, it being understood that actual damages to Landlord are extremely difficult, if not impossible, to ascertain. Neither the filing of a dispossessory proceeding nor an eviction of personalty in the Leased Premises shall be deemed to terminate the Lease.

(e)                              Landlord may sue for injunctive relief or to recover damages for any loss resulting from the Default.

Section 13.03. Landlord’s Default and Tenant’s Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same within a reasonable period of time. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder, except as otherwise herein provided.

Section 13.04. Limitation of Landlord’s Liability. If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord’s right, title and interest in and to the Building and any rents, issues and profits arising therefrom, or the proceeds arising from any sale or other disposition thereof for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant’s judgment.

Section 13.05. Nonwaiver of Defaults.’ Neither party’s failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord’s receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

Section 13.06. Attorneys’ Fees. If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys’ fees, court costs and expenses, incurred in connection therewith. In addition, if a monetary Default shall occur and Landlord engages outside counsel to exercise its remedies hereunder, and then Tenant cures such monetary Default, Tenant shall pay to Landlord, on demand, all expenses incurred by Landlord as a result thereof, including reasonable attorneys’ fees, court costs and expenses actually incurred.

Section 13.07. Mitigation of Damages. Anything to the contrary contained herein notwithstanding, if Tenant breaches this Lease, defaults and/or if Landlord terminates this Lease or Tenant’s right to possession, Landlord shall make reasonable efforts to mitigate Landlord’s damages and costs and expenses incurred by Landlord as a result thereof.

ARTICLE 14 - INTENTIONALLY OMITTED

ARTICLE 15 - TENANT’S RESPONSIBILITY REGARDING
ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES

Section 15.01. Environmental Definitions.

(a)                                  “Environmental Laws” shall mean all present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Leased Premises, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state or municipal agency or governmental board or entity having jurisdiction over the LeasedPremises with respect thereto.

(b)                                 “Hazardous Substances” shall mean those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” “solid waste” or “infectious waste” under Environmental Laws and petroleum products.

Section 15.02. Restrictions on Tenant. Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws.

Section 15.03. Notices. Affidavits. Etc. Tenant shall promptly after becoming aware thereof (a) notify Landlord of (i) any violation by Tenant, its employees, agents, representatives, customers, invitees or contractors of any Environmental Laws on, under or about the Leased Premises, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Leased Premises, and (b) deliver to Landlord any notice received by Tenant relating to (a)(i) and (a)(ii) above from any source. Tenant shall execute reasonable affidavits, representations and the like within five (5) days of Landlord’s request therefor concerning Tenant’s best knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Leased Premises in violation of the last sentence of Section 15.02 above.

Section 15.04. Tenant’s Indemnification. Tenant shall indemnify Landlord and Landlord’s managing agent from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys’ fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Article 15. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

Section 15.05. Existing Conditions. Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under or in connection with the Leased Premises prior to the Commencement Date of this Lease except to the extent Tenant exacerbates the same.

Section 15.06. Landlord’s Indemnification. If caused by Landlord, its employees, agents, representatives or contractors, then Landlord and its successors and assigns shall indemnify, defend, (with counsel reasonably acceptable to Tenant) and hold harmless Tenant and its employees from and against any and all environmental damages, including the cost of remediation, to the extent suffered as a result of Hazardous Substances on the Premises or Common Areas prior to Tenant taking possession or which are not introduced by Tenant, or its agents, invitees, visitors or contractors. Landlord’s obligations, as and when required by the all applicable Environmental Laws, shall include, but not be limited to, the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease.

ARTICLE 16 - MISCELLANEOUS

Section 16.01. Benefit of Landlord and Tenant. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

Section 16.02. Governing Law. This Lease shall be governed in accordance with the internal laws of the State where the Building is located, without resort to any choice of law principles.

Section 16.03. Force Maieure. Landlord and Tenant (except with respect to the payment of any monetary obligation) shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by causes beyond its reasonable control, including but not limited to, to the extent beyond such party’s reasonable control, industry-wide work stoppages, boycotts, slowdowns or strikes; reasonably unanticipatable shortages of materials, equipment, labor or energy; unusual weather conditions; or reasonably unanticipatable acts or omissions of governmental or political bodies (collectively, “force majeure”).

Section 16.04. Examination of Lease. Submission of this instrument by Landlord to Tenant for examination or signature does not constitute an offer by Landlord to lease the Leased Premises. This Lease shall become effective, if at all, only upon the execution by and delivery to both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Leased Premises on the terms contained herein.

Section 16,05. Indemnification for Leasing Commissions. The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease are the Brokers and that no other party is entitled, as a result of the actions of the respective party, to a commission or other fee resulting from the execution of this Lease. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto. Landlord shall pay any commissions due Brokers based on this Lease pursuant to separate agreements between Landlord and Brokers.

Section 16.06. Notices. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or by overnight courier or mailed by certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Section 1.0 Km). If sent by overnight courier, the notice shall be deemed to have been given one (1) day after sending. If mailed, the notice shall be deemed to have been given on the date that is three (3) business days following mailing. Either party may change its address by giving written notice thereof to the other party.

Section 16.07. Partial Invalidity: Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

Section 16.08. Financial Statements. During the Lease Term and any extensions thereof, the Landlord will have access to the Tenant’s financial records, as part of the Guarantor’s annual report and stock information found at, www.quixotecorp.com.  Such financial statements are public knowledge and released to the investment community periodically. All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles, consistently applied.

Section 16.09. Representations and Warranties.

(a)                                  Tenant hereby represents and warrants that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Tenant is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.

(b)                                 Landlord hereby covenants, represents and warrants to and with Tenant that (i) Landlord is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Landlord is authorized to do business in the State where the Building is located; (iii) the individual(s) executing and delivering this Lease on behalf of Landlord has been properly authorized to do so, and such execution and delivery shall bind Landlord to its terms, (iv) there are no pending or, to the best of Landlord’s knowledge, threatened condemnation proceedings or other litigation or proceedings against or affecting any part of the Project that could have an adverse effect on the use and enjoyment of the Leased Premises and Common Areas; (v) the Project is in compliance with all laws (including the Americans with Disabilities Act), ordinances, codes, rules, regulations, standards, judgments, decrees, writs, rulings, injunctions, orders, permits, licenses, consents, approvals, authorizations, insurance requirements and other requirements applicable thereto (“Applicable Requirements”) on the date hereof; (vi) to the best of its knowledge, there are no Hazardous Substances within the Leased Premises or the Common Areas, except as necessary and appropriate for the operation of the Project, in which case the use, storage or disposal of such Hazardous Substances have been performed in compliance with the Environmental Laws, (vii) to the best of its knowledge, there are no existing or, to the best of Landlord’s knowledge, planned special taxes or any special assessments affecting the Leased Premises; and (viii) to the best of its knowledge, the Rentable Area of the Leased Premises and the Rentable Area of the Building have been calculated in accordance with the than current Building and Managers Association standards for office space measurement.

Section 16.10. Signage. Tenant may, at its own expense, install an exterior sign on the building concerning the business of Tenant that shall be in keeping with the decor and other signs on the Building. All signage (including the signage described in the preceding sentence) in or about the Leased Premises shall be first approved by Landlord and shall be in compliance with any codes and recorded restrictions applicable to the sign or the Building. The location, size and style of all signs shall be approved by Landlord. Tenant agrees to maintain any sign in good state of repair, and upon expiration of the Lease Term, Tenant agrees to promptly remove such signs and repair any damage to the Leased Premises caused thereby.

Section 16.11. Parking. Tenant shall be entitled to the non-exclusive use of at least twenty-seven (27) parking spaces designated for the Building by Landlord, on an unreserved/unallocated basis, provided that Tenant shall have the right to designate up to five (5) of the twenty-seven (27) spaces hereinabove, as reserved and/or visitor spaces, in a location approved by Landlord which approval shall not be unreasonably withheld. Tenant and Landlord agree not to overburden the parking facilities beyond what is permitted by this Lease and agree to cooperate with each other and other tenants in the use of the parking facilities. Landlord reserves the right in its reasonable discretion to determine whether parking facilities are becoming crowded and, in such event, to allocate parking spaces between Tenant and other tenants. There will be no assigned parking unless Landlord, in its sole discretion, deems such assigned parking advisable, subject to the rights of Tenant under this Section 16.11. No vehicle may be repaired or serviced in the parking area and any vehicle brought into the parking area by Tenant, or any of Tenant’s employees, contractors or invitees, and reasonably deemed abandoned by Landlord will be towed and all reasonable costs thereof shall be borne by the Tenant. All driveways, ingress and egress, and all parking spaces are for the joint use of all tenants. There shall be no parking permitted on any of the streets or roadways located within the Project. In addition, subject to the terms of this Section 16.11, Tenant agrees that its employees will not park in the spaces designated visitor parking.

Section 16.12. Consent. Anything to the contrary contained herein notwithstanding, where the consent, control, direction, approval, authorization, determination, opinion or similar action of a party is required or allowed, such consent, control, direction, approval, authorization, determination, opinion or similar action will not be unreasonably withheld, delayed, conditioned, exercised or given.

Section 16.13. Time. Time is of the essence of each term and provision of this Lease.

Section 16.14.   Patriot Act. Each of Landlord and Tenant, each as to itself, hereby represents its compliance with all applicable anti-money laundering laws, including, without limitation the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including without limitation, Executive Order 13224 (“Executive Order”). Each of Landlord and Tenant further represents (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Departments’ Office of Foreign Assets Control, and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive’Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

Section 16.15. RWIS (Road Weather Information System) Tower and Back-Up Generator. Tenant, at its sole cost and expense, shall have the right to install an RWIS Sensor Tower and/or back-up generator on the property. The parties have agreed on the plans and location for said generator, which is in accordance with the governing authorities. The generator infrastructure shall remain property of the Landlord at the end of the Lease Term.

Section 16.16. Right of First Offer. So long as this Lease is in full force and effect and free of any Default on the part of Tenant hereunder, and subject to any now current renewal or expansion rights of existing tenants in the Project, Tenant shall have the right to lease that portion of the Project that is contiguous to, but not currently part of the Premises, commonly known as Suite 1858 as depicted on Exhibit A-2 attached hereto (the “Option Premises”). Except for such renewal or extension rights of existing tenancies of the Project, Landlord agrees that prior to entering into any substantial negotiations with any other third party, Landlord shall as soon as possible first give Tenant written notice that such space is or will become available. Such notice shall specify the rate of rent, which will be the then current market rate and the effective date upon which Landlord is willing to add the Option Premises to the Premises leased by this Lease for the balance of the Lease Term and any Renewal Term hereof (which date shall be no later than the date that Landlord in good faith is willing to lease the Option Premises to third parties). Thereupon Tenant shall have and is hereby granted the right and option, to be exercised only by written notice given to Landlord within ten (10) business days after the date of Landlord’s notice, to elect to add the Option Premises to the Premises leased by this Lease at the then current market rate and the effective date specified in Landlord’s notice to Tenant and otherwise upon the terms and conditions of this Lease; and upon timely giving of said notice, the Option Premises shall be so added to the Premises as of the effective date, provided that the term of the lease for the Option Premises shall be coterminous with the Lease Term; all provided, however, that both at the date of Tenant’s notice and at the effective date, this Lease is in full force and effect and free of any Default on the part of Tenant hereunder. In the event that Tenant elects to lease the Option Premises, and unless included in the market rate, Landlord shall be under no obligation to construct improvements in the Option Premises and Tenant agrees that the Option Premises shall be delivered “as is.” In the absence of timely notice from Tenant, Landlord shall have the right to lease the Option Premises to such party or parties upon and subject to such rates, period of time and other terms and provisions as Landlord shall elect, but Landlord shall not again be required to offer the Option Premises to Tenant before so leasing it to others. Notwithstanding anything to the contrary herein, (a) in order for Tenant to exercise its Right of First Offer pursuant to Section 16.16 during the last two years of the original Lease Term, Tenant must additionally exercise the Option to Renew as set forth in paragraph 16.17 hereinafter, and (b) the factors used to determine the market rate for purposes of this Section 16.16 shall be the same as those used to determine Market Rent as provided in Section 16.17 and, if Tenant disagrees with Landlord’s determination of market rate under this Section 16.16 and notifies Landlord thereof within such ten (10) business day period, then Tenant shall be deemed to have exercised such right of first offer but the market rate shall be determined in accordance with the provisions of the last paragraph of Section 16.16(b), but the effective date, if prior to such determination is made, shall be delayed until such determination is made.

Section 16.17. Option to Renew.

(a)                              Provided Tenant currently has no uncured Default of any obligation, covenant or condition of this Lease, Tenant shall have the option to renew the Lease Term for one additional period of five (5) years following the last month of the original Lease Term, which will hereinafter be referred to as the “Termination Date” (said 5-year period immediately following the Termination Date is the “Renewal Term”). The option to renew the Lease for the Renewal Term must be exercised in a written notice thereof by Tenant which must be delivered to Landlord at least six (6) months, but not more than nine (9) months (or if the last sentence of Section 16.16 is operative, two (2) years), prior to the Termination Date. If the required notice to renew the Lease for the Renewal Term is not delivered by said 6-month prior date, Tenant will be conclusively deemed to have waived the option to renew.  Any reference in the Lease to the “Lease Term” shall be deemed to include the Renewal Term and apply thereto, to the extent Tenant has exercised or exercises its option to extend the Lease for the Renewal Term, unless it is expressly provided otherwise.

(b)                             The rent during the Renewal Term shall be equal to the Market Rent (as defined hereinafter) for the Premises as of the beginning of the Renewal Term. Written notice of Landlord’s determination of Market Rent shall be sent to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s notice to renew for the respective Renewal Term. Unless Tenant sends Landlord a written notice within fifteen (15) days after Tenant’s receipt of said determination withdrawing its exercise of its option to renew or objecting to the determination, Landlord’s determination of rent shall be conclusively binding upon the parties for the Renewal Term. If Tenant does send Landlord such written withdrawal within said fifteen (15) day period, then Tenant will be conclusively deemed to have waived the option to renew.

If Tenant delivers to Landlord a written’ objection to Landlord’s determination of the Market Rent within such fifteen (15) day period, then Landlord and Tenant shall negotiate in good faith to attempt to reach an agreement on Market Rent, however, if the parties cannot agree on a Market Rent within another fifteen (15) days after Tenant’s written objection, then the Tenant will be conclusively deemed to have waived the option to renew.

(c)                                  “Market Rent” shall mean the annual rental rate then being charged by similar projects in the St. Louis metropolitan area for improved space (not including the improvements made by Tenant) comparable to the Premises for leases commencing on or about the time of the applicable renewal period, taking into consideration use and location within the applicable Project, the location, quality, age and reputation of the Project, the definition of rentable area or net rentable area, as the case may be, with respect to which such rental rates are computed, comparative leasehold improvement, rental concessions and abatements, lease assumptions or take-overs, moving expenses, the term of the lease under consideration and the extent of services provided thereunder, applicable distinctions between “gross” leases and “net” leases, base year figures for escalation purposes, other adjustments (including, by way of example, indexes) to base rental, and any other relevant term or condition in making such evaluation.

Section 16.18.   Guarantor.  This Lease is guaranteed by Quixote Corporation per the attached Exhibit F.

Section 16.19. Quiet Enjoyment. Landlord covenants that Tenant, on paying the rent within any applicable notice and cure periods and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of the Tenant to be kept, observed, and performed within any applicable notice and cure periods, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Leased Premises subject to the terms, covenants, conditions, provisions, and agreements hereof.

Section 16.20. Joint and Several Liability. If more than one person or entity is named as Landlord or Tenant herein, the obligations of Landlord or Tenant shall be the joint and several responsibility of all persons or entities named herein as Landlord or Tenant, respectively.

[SIGNATURES CONTAINED ON THE FOLLOWING PAGES

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

SLP I, LLC, SLP II, LLC, and SLP III, LLC ,
Delaware limited liability companies

By:	St. Louis Portfolio Management Company, LLC
a Delaware limited liability company
Its: Manager

	By:	/s/ James N. Ries
James N. Ries
Its: Manager

TENANT:

SURFACE SYSTEMS, INC.
a Missouri corporation

By:	/s/ Joan R. Riley
Name:	Joan R. Riley
Title:	Vice President

EXHIBIT F

GUARANTY OF LEASE

THIS GUARANTY OF LEASE, is given this 19th day of November, 2008, by the undersigned Quixote Corporation, a Delaware corporation (“Guarantor”) to SLP I, LLC, SLP II, LLC and SLP III, LLC, Delaware limited liability companies (hereinafter called “Landlord”).

WlTNESSETH:

THAT WHEREAS, Landlord and Surface Systems, Inc. (hereinafter, with its successors and assigns, referred to as “Tenant”), are concurrently herewith entering into a Lease in substantially the form attached hereto as Exhibit A (the “Lease”) and dated of even date herewith. Tenant is a wholly-owned subsidiary of Guarantor and it is in the Guarantor’s best interest and Guarantor will be benefited by the lease to Tenant by Landlord of the Premises (as defined in the Lease), all upon the terms of the Lease. In order to induce Landlord to enter into the Lease and in consideration of the benefits to be derived by Guarantor as a result of the Lease with Tenant, Guarantor is willing to execute and deliver this Guaranty of Lease in favor of Landlord;

NOW THEREFORE, as a part of the inducement for Landlord to enter into the Lease with Tenant, Guarantor agrees as follows:

1.                         In consideration of the execution of the above and foregoing Lease by Landlord, Guarantor hereby becomes surety for and unconditionally guarantees the performance of all covenants, conditions, terms, obligations and payments required of Tenant under the Lease (collectively, the “Obligations”). If a Default shall at any time be made by Tenant under the terms of the Lease, Guarantor, immediately upon demand of Landlord, hereby promises and agrees to pay on the respective due dates to Landlord all amounts that may be due and to fully satisfy the conditions and covenants to be paid, kept and performed by Tenant under the Lease, and to cause the full and faithful performance and observance of each and all Obligations of the Tenant under and pursuant to the terms and conditions of the Lease, without relief from valuation or appraisement laws, as fully and to the same extent as though both Guarantor and Tenant had been named in the Lease as Tenants therein with joint and several liability. The above guaranty shall constitute a guaranty of payment and performance.

2.                         As conditions of liability pursuant to this Guaranty, Guarantor hereby unconditionally waives (a) any notice of default in the payment of rent or any other term, covenant or condition of the Lease by Tenant or (b) any requirement that Landlord exercise or exhaust its rights or remedies against Tenant or against any person, firm or corporation prior to enforcing its rights against Guarantor.

3.                         Landlord may, without notice to Guarantor, and Guarantor hereby consents thereto, (a) modify or otherwise change or alter the terms and conditions of the Lease, (b) waive any of its rights under the Lease or forbear to take steps to enforce any payment or any other term or condition of the Lease against Tenant.

4.                         Guarantor’s obligation to make payment in accordance with the terms of this Guaranty shall not be impaired, modified, changed, released or limited in any manner whatsoever by: (i) any impairment, modification, change, release or limitation of the liability of Tenant or its estate in bankruptcy resulting from the operation of any present or future provision of the federal bankruptcy statute or other statute, or from the decision of any court; (ii) any exercise or nonexercise of or delay in exercising any right, remedy, power or privilege under or in respect of this Guaranty or of any agreement related to the Obligations (even if such right, remedy, power of privilege shall be lost thereby) or any waiver, consent, indulgence or other action or inaction in respect thereof; (iii) any limitation of liability of Tenant or Guarantor contained in any agreement related to the Obligations; (iv) any defense that may arise by reason of Landlord’s failure to file or enforce a claim against Tenant or any other surety or guarantor of the Obligations in any bankruptcy or other proceeding; (v) the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the property of Tenant or any other surety or guarantor of the Obligations, marshaling of assets and liabilities, or other similar proceeding affecting Tenant or any other surety or guarantor of the Obligations or any of its assets; or (vi) any other circumstances which might otherwise constitute a legal or equitable discharge of a guarantor or surety other than payment or performance of the Obligations.

5.                         This Guaranty shall commence on execution and delivery of the Lease and continue until all of Tenant’s obligations under the Lease are satisfied in full. This Guaranty shall not be diminished by any payment or performance of the terms, covenants or conditions of the Lease by Guarantor. If payment of the Obligations or any part thereof is made by Tenant or Guarantor, the liability of Guarantor hereunder shall continue and remain in full force and effect.

6.                         Other than the defense that would be available to Tenant, Guarantor shall not be entitled to make any defense in any suit or action instituted by Landlord to enforce this Guaranty or the Lease or be excused from any liability hereunder, and Guarantor hereby expressly waives any defense in law or in

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equity which is not or would not be available to Tenant, it being the intent hereof that the liability of Guarantor hereunder is primary and unconditional.  Guarantor further hereby waives, surrenders and agrees not to claim or enforce, unless or until all of the Obligations with respect to which Guarantor is liable hereunder have been paid in full or discharged; (i) any right to be subrogated in whole or in part to any of Landlord’s rights or claims against Tenant arising under any agreement related to the Obligations, and (ii) any right to require the marshaling of any assets of Tenant, which right of subrogation or marshaling might otherwise arise from the partial or full payment by Guarantor of its obligations under this Guaranty.  Guarantor further waives the benefit of any statute of limitations affecting Guarantor’s liability under this Guaranty.

7.                         In the event suit or action be brought upon and in connection with the enforcement of this Guaranty, the non-prevailing party shall pay in addition to any other remedies provided for in this Guaranty, attorney’s fees and all court costs incurred by the prevailing party.

8.                         The rights and obligations created by this Guaranty shall inure to the benefit of and be binding upon the successors, assigns and legal representatives of Guarantor and Landlord.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty of Lease this 19th day of November, 2008.

QUIXOTE CORPORATION,
a Delaware corporation

By:	/s/ Joan R. Riley

Title:	Vice President

STATE OF Illinois	)
	)	SS:
COUNTY OF Cook	)

Before me, a Notary Public, in and for said County and State, personally appeared Joan R. Riley, the Vice President of Quixote Corporation, who acknowledged the execution of the foregoing Guaranty of Lease in her capacity as such officer and who, having been duly sworn, stated that the representations therein contained are true.

Witness my hand and Notarial Seal this 19th day of November, 2008.

/s/ Charlotte M. Castine
(signature)

Charlotte M. Castine
(name printed) NOTARY PUBLIC

My Commission Expires: 01/05/09 County of Residence: Cook

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